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                                                                    EXHIBIT 11

                    CHATTEM, INC. AND SUBSIDIARIES
          STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
          FOR THE YEARS ENDED NOVEMBER 30, 1995, 1994 AND 1993
                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


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                                                  1995       1994       1993
                                                ------------------------------
NET INCOME (LOSS):
Continuing operations ........................  $ 2,325    $ 2,110   $(1,100)
Discontinued operations ......................   10,008      1,500     2,379
Extraordinary loss on early extinguishment
  of debt, net ...............................     (367)    (1,556)     (480)
Cumulative effect of accounting change,
  net ........................................       --         --       569
                                                --------   --------  --------
     Net income ..............................  $11,966    $ 2,054   $ 1,368
                                                ========   ========  ========

WEIGHTED AVERAGE NUMBER OF COMMON AND
  COMMON EQUIVALENT SHARES OUTSTANDING:
  Weighted number of common shares
    outstanding ..............................    7,292      7,292     6,303
  Shares issued upon assumed exercise
    of outstanding stock options .............       --         --        38
                                                --------   --------  --------
  Weighted average number of common and
    common equivalent shares outstanding .....    7,292      7,292     6,341
                                                ========   ========  ========

NET INCOME (LOSS) PER COMMON SHARE:
  Continuing operations ......................  $   .32    $   .29   $  (.17)
  Discontinued operations ....................     1.37        .21       .38
  Extraordinary loss on early extinguishment
    of debt, net .............................     (.05)      (.21)     (.08)
  Cumulative effect of accounting change,
    net ......................................       --         --       .09
                                                --------   --------  --------
        Net income per common share...........  $  1.64    $   .29   $   .22
                                                ========   ========  ========
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